Exhibit 99.1
200 Connell Drive
Berkeley Heights, NJ  07922

Genta Appoints Ana I. Stancic and Dr. Marvin E. Jaffe to Board of Directors

Douglas G. Watson to Retire as Director

BERKELEY HEIGHTS, NJ – January 20, 2011 – Genta Incorporated (GNTA.OB) announced today the appointments of Ana I. Stancic and Dr. Marvin E. Jaffe, MD, as members of the Company’s Board of Directors.  The Company also announced the retirement from the Board of Mr. Douglas G. Watson.

Dr. Raymond P. Warrell, Jr., Genta’s Board Chairman and Chief Executive Officer commented:  “The Genta team is delighted to welcome our new independent directors.  Ms. Stancic’s breadth of experience in finance, accounting, compliance, and business development should greatly enhance the Board’s financial guidance.  Dr. Jaffe’s long track record of successful drug development should provide pivotal insights into a year wherein we complete a pivotal Genasense program and initiate the new Phase 3 program with tesetaxel.”

“The Board extends our deepest gratitude to Doug Watson, who has served on the Genta Board for the past 8 years.  During his tenure, Doug’s counsel, judgment, wisdom and guidance to his colleagues have been invaluable, and we wish him continued success with his myriad endeavors.”

Ana I. Stancic

Ms. Stancic brings extensive and diversified finance and accounting experience from a long career in healthcare and biotechnology. She is currently senior vice president and chief financial officer at M2Gen, a wholly owned, for-profit subsidiary of the Moffitt Cancer Center, where she provides direction, leadership, and management for all financial operations, controls, internal audits, and facility administration.  Previously, she was Chief Financial Officer of Aureon Bioscience, Inc., an oncology diagnostic company.  From 2007 to 2008, she was Executive Vice President and Chief Financial Officer at OMRIX Biopharmaceuticals, Inc., which was acquired by Johnson and Johnson.  From 2004 to 2007, Ms. Stancic was at Imclone Systems, Inc., which was acquired by Eli Lilly, Inc.  At Imclone, she served in various financial roles, including Senior Vice President, Finance.  Prior to joining ImClone, she was Vice President and Controller at Savient Pharmaceuticals, Inc.

Ms. Stancic began her career at PricewaterhouseCoopers in the Assurance practice where she had responsibility for international and national companies in the pharmaceutical and services industries.  Ms. Stancic is a Certified Public Accountant and holds an M.B.A. degree from Columbia University Graduate School of Business School.  She currently serves as a member of the Board of Directors of Champions Biotechnology, Inc. and KV Pharmaceutical Co.

Dr. Marvin E. Jaffe

Dr. Marvin Jaffe has spent his career in the pharmaceutical industry and has been responsible for the pre-clinical and clinical development of new drugs and biologics in nearly every therapeutic area.  He worked for 18 years at Merck & Co., eventually rising to the position of Senior Vice-President of Medical Affairs. After leaving Merck, Dr. Jaffe became the founding President of the R.W. Johnson Pharmaceutical Research Institute (PRI), a Johnson & Johnson Company.  PRI was established for the purpose of providing globally integrated research and development support to several companies within the J&J pharmaceutical sector.  Dr. Jaffe retired from Johnson & Johnson in 1994 and currently serves as a consultant and board member to the biopharmaceutical and biotechnology industries. He has served on the Board of Immunomedics, Inc., and is currently on the Board of NeoGenomics.  He has served on the Boards of Genetic Therapy, Inc., Vernalis Group, plc., Celltech Group, plc. and Matrix Pharmaceuticals --  all of which were acquired by other companies.  He is on the Scientific Advisory Boards of the Seaver Foundation and the Jefferson Medical College Hospital for Neuroscience.  He is a partner of Naimark Associates, which consults to the biopharmaceutical industry.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for Phase 3 registration studies.  Genasense® (oblimersen sodium) Injection is a modified DNA-based antisense drug that may enhance the effectiveness of anticancer therapy.  Genta has completed enrollment in a randomized, double-blind Phase 3 study of Genasense® in patients with advanced melanoma, known as “AGENDA”.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the timing of the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, or the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks to the Company’s Business as described in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2009 and its most recent quarterly report on Form 10-Q.

SOURCE:  Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com